Form N-SAR

Sub-Item 77D
Policies with Respect to Securities  Investments

Janus Global Market  Neutral Fund
2-34393,  811-1879

Janus Global Market Neutral Fund

New  Policy:

Under normal circumstances, the Fund generally pursues its investment objective by taking both long and short positions in domestic and foreign equity securities, including those in emerging markets, and exchange-traded funds ("ETFs") in an effort to insulate the Fund's performance from general stock market movements. The Fund seeks a combination of long and short positions that may provide positive returns regardless of market direction, through a complete market cycle. The Fund's market neutral strategy attempts to create a portfolio that limits stock market risk and delivers absolute returns. The Fund will generally buy long securities that the portfolio manager believes will go up in price and will sell short ETFs and other equity securities the portfolio manager believes will go down in price. The Fund may also take long and short positions in derivative instruments that provide exposure to the equity markets, including swaps, options, futures, and other index-based instruments. The Fund's investments may include holdings across different industries, sectors, and regions. The Fund normally invests in issuers from several different countries, including the United States. The Fund may, under unusual circumstances, invest in a single country. The Fund may also have significant exposure to emerging markets.

The allocation between long and short positions is a result of the portfolio manager's strategic investment process. As a residual of the investment process, the Fund will generally hold a higher percentage of its assets in long positions than short positions (i.e., the Fund will be "net long"). The Fund expects to be no more than 20% net long. The portfolio manager will actively manage the Fund's net exposure between long and short positions and will determine that the Fund's allocation be modified based on certain factors, including changes in market conditions.

In choosing long positions, the Fund's portfolio manager looks at companies individually to determine if a company is an attractive investment opportunity and if it is consistent with the Fund's investment policies. The Fund's portfolio manager may seek long positions in companies with attractive dividends, return on invested capital, or with attractive price/free cash flow, which is the relationship between the price of a stock and the company's available cash from operations, minus capital expenditures.

The Fund's portfolio manager will generally target short positions in ETFs, either directly or through derivative instruments such as swaps which may provide similar exposure to a direct short position. The portfolio manager may deploy unique strategies when shorting ETFs and/or securities to minimize risk. For example, some investments may be held short to remove some of the market risk of a long position while accentuating the information advantage the portfolio manager believes he has in a long position in the portfolio. The Fund may invest in or short any type of ETF.

Old Policy:

Under normal circumstances, the Fund generally pursues its investment objective by taking both long and short positions in domestic and foreign equity securities, including those in emerging markets, and exchange-traded funds ("ETFs") that invest primarily in equity securities. The Fund's portfolio managers believe that a combination of long and short positions may provide positive returns regardless of market conditions through a complete market cycle and may offer reduced risk. The Fund will generally buy long securities that the portfolio managers believe will go up in price and will sell short ETFs and other equity securities the portfolio managers believe will go down in price. The Fund may, to a lesser degree, also take long and short positions in instruments that provide additional exposure to the equity markets, including options, futures, and other index-based instruments. The Fund's investments may include holdings across different industries, sectors, and regions.

The allocation between long and short positions is a result of the portfolio managers' strategic investment process. The Fund does not intend to be market neutral and anticipates that it will generally hold a higher percentage of its assets in long positions than short positions (i.e., the Fund will be "net long"). The portfolio managers will manage the Fund's net exposure between long and short positions and will determine that the Fund's allocation be modified based on certain factors, including changes in market conditions.

In choosing long positions, the Fund's portfolio managers look at companies individually to determine if a company is an attractive investment opportunity and if it is consistent with the Fund's investment policies. The Fund's portfolio managers emphasize long positions in companies with attractive price/free cash flow, which is the relationship between the price of a stock and the company's available cash from operations, minus capital expenditures. The portfolio managers typically seek attractively valued companies that are improving their free cash flow and returns on invested capital, which also may include special situations companies that are experiencing management changes and/or are currently out of favor.

The Fund's portfolio managers will generally target short positions in ETFs. The portfolio managers may also look at companies with unsustainable cash generation, poor capital structure, returns below their cost of capital, and share prices that reflect unrealistic expectations of the company's future opportunities. The portfolio managers may deploy unique strategies when shorting ETFs and/or securities to minimize risk. For example, some investments may be held short to remove some of the market risk of a long position while accentuating the information advantage the portfolio managers believe they have in a long position in the portfolio. The Fund may invest in or short any type of ETF.